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Exhibit 10.16

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made effective the 1st of January, 2002 (the "Effective Date"), by and between Pioneer Drilling Company (the "Company") and F.C. West ("West").

ARTICLE I
EMPLOYMENT TERM

        Company employs West, and West accepts employment with and agrees to serve Company, upon the terms and conditions hereinafter set forth, for the three (3) year period beginning with the Effective Date (the "Employment Term"), subject to earlier termination as set forth herein. West acknowledges that nothing contained in this Agreement, including the stock options described below, gives West the right to continued employment beyond the Employment Term.

ARTICLE II
DUTIES OF WEST

        2.1.    Assignment.    West will serve Company as its Chief Operating Officer. West will at all times be subject to the authority and direction of the Chairman of the Board and Chief Executive Officer of the Company.

        2.2.    Best Efforts.    As long as West is employed by Company, West will use his reasonable best efforts, skills and abilities and devote his full business and professional time to the performance of his duties hereunder. West may not perform services of any kind as an employee, agent, owner, partner, consultant or otherwise to or for any other person, firm, partnership, joint venture or corporation, except as set forth in Section 2.3 below.

        2.3.    Excepted Activities.    West may engage in other activities which, in the sole judgment of the Board of Directors, (a) do not required significant personal services by West or (b) do not conflict with or impede proper performance by West of his duties hereunder.

ARTICLE III
COMPENSATION

        3.1.    Salary.    During the Employment Term, Company will pay West an annual salary before taxes and other applicable withholdings of One Hundred Seventy Five Thousand and No/100s ($175,000.00) in bi-weekly installments of Six Thousand Seven Hundred Thirty and 77/100 ($6,730.77).

        3.2.    Vehicle.    Company will also provide West a vehicle, including fuel, insurance, repair and maintenance.

        3.3.    Business Expenses.    The Company will reimburse all reasonable travel and entertainment expenses incurred by West in connection with the performance of duties pursuant to this Agreement. West will provide the Company with a written accounting of his expenses on a form which satisfies federal income tax reporting or record keeping requirements.

        3.4.    Employee Benefits.    During the term of this Agreement, West will be entitled to receive and/or participate in such benefits, including vacation, sick leave, health insurance, disability insurance and retirement benefits as are made available to other executives of this. Disability insurance is available at West's expense.

        3.5.    Signing Bonus.    West will be entitled to a signing bonus in the amount of $50,000.00 (less taxes and other applicable withholdings) upon execution and delivery of this Agreement and commencement of employment.

        3.6.    Incentive Bonus.    West will be entitled to an incentive bonus, determined quarterly throughout the Employment Term (so long as West is employed hereunder) as follows. At the end of each quarterly period, the Company's earnings before interest, taxes, depreciation and amortization (EBITDA) will be determined as a percentage of gross revenues. West will be entitled to an incentive bonus payment as a result of such computations, on the following basis.

EBITDA	Bonus Amount
less than 20%	$50,000 ÷ 4
20%—24.99%	50% of annual salary ÷ 4
25%—29.99%	75% of annual salary ÷ 4
30% or greater	100% of annual salary ÷ 4

        By way of example, if at the end of the first quarter calendar year 2002 (January through March) EBITDA for the period is computed to be 23.5% of gross revenues, West will be entitled to an incentive bonus for that period equal to $21,875.00 (50% × $175,000 ÷ 4), less taxes and other applicable withholdings.

ARTICLE IV
STOCK OPTION

        The Company agrees to grant West, contemporaneously with execution and delivery of this Agreement, options pursuant to a Nonqualified Stock Option Plan maintained by the Company to purchase 450,000 shares of the Company's common stock at market value at the date of grant ("Option Stock"). West's options for 150,000 shares of the Option Stock are fully vested, and the option for an additional 100,000 shares of Option Stock will vest on each of January 1, 2003, January 1, 2004 and January 1, 2005, so long as West remains employed with the Company pursuant to this Agreement. West will have the right to exercise any option to purchase part of the Option Stock granted to him by the Company after such option has vested in accordance with the vesting provisions set forth in the Option Agreement reflecting the grant of options by the Company.

ARTICLE V
TERMINATION; RESIGNATION; SEVERANCE

        5.1.    Termination.    Upon termination of this Agreement for any reason, the Company will pay to West any and all salary and accrued benefits due through the date of termination. This Agreement may be terminated as follows:

        (a)   Death.    In the event of West's death, this Agreement will terminate immediately, without notice, on the date of West's death; provided however, that, in addition to the payment of any and all salary and accrued benefits due West through the date of termination, the Company will also pay to West's estate the salary that West would have earned for a period of sixty (60) days following the death in the time and manner in which West would have been paid such compensation. In addition, West's designated beneficiaries shall be entitled to receive any life insurance benefits provided to West in accordance with the applicable plan documents and/or insurance policies governing such benefits.

        (b)   Disability.    In the event West becomes physically or mentally disabled so that he is unable to perform the essential functions of his position, with reasonable accommodation, for a period of ninety (90) consecutive days, this Agreement will terminate immediately, without notice.

        (c)   For Cause.

            (i)  This Agreement may be terminated by the company providing thirty (30) days prior written notice to West that the Company is terminating the Agreement for Cause (as hereinafter defined) at any time during his employment. In the event that Cause exists for terminating this Agreement, the Company may elect to provide West with thirty (30 days pay in lieu of notice, in addition to any other amounts due under this Agreement.

           (ii)  For purposes of this Agreement, "Cause" is defined as follows: (i) conviction of any act or omission constituting fraud under the law of the State of Texas; (ii) conviction of, or a plea of nolo contendere to, a felony; (iii) embezzlement or theft of Company property or funds; (iv) the willful engaging by West in conduct which is demonstrably and materially injurious to the Company; or (v) willful failure to carry out the duties prescribed by the Company from time to time. For purposes of clauses (iv) and (v) of this Section 5.1(c), no act, or failure to act, on West' part will be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

          (iii)  In the event the Company believes Cause exists for terminating this Agreement pursuant to this Section 5.1(c), the Company will be required to first give West written notice of the acts or omissions constituting Cause, and no notice of termination for Cause will be communicated by the Company unless and until West fails to cure such acts or omissions (but only to the extent such acts or omissions can be cured) within ten (10) days after receipt of the notice stating the acts or omissions constituting Cause.

          (iv)  In the event the Company communicates a notice stating West's acts or omissions constituting Cause pursuant to this Section 5.1(c), West will have the right to a hearing before the Board of Directors, within fifteen (15) days after the date the notice stating West' acts or omissions constituting Cause is received, to contest the alleged Cause stated in the notice.

        (d)   Without Cause.

            (i)  This Agreement my be terminated by the Company providing thirty (30) days written notice to West that the Company is terminating the Agreement without Cause, at any time during his employment. In such event, the Company will be required to pay severance in accordance with the severance provisions in Section 5.2.

           (ii)  Any termination of this Agreement by the Company which is not for Cause, or which does not result from the death or disability of West, will be deemed to be a termination without Cause. Further, in the event that the Company communicates a notice of termination for Cause, and a third party finder of fact determine that no Cause exists or existed for the notice of termination for Cause to be communicated by the Company to West, then such notice will be deemed to have been a communication of a notice of termination without Cause, as appropriate, for all purposes under this Agreement.

        (e)   Resignation.    West will be entitled to terminate this Agreement by providing the Company with a written notice of resignation at least sixty (60) days prior to his intended resignation date, subject to the following provisions:

        With Good Reason.    West will have the right to resign with Good Reason (as hereinafter defined). For purposes of this Agreement, "Good Reason" is defined as follows: (i) the Company's failure in any material respect to perform any provision of this Agreement; (ii) any material changes in the duties and responsibilities of West under this Agreement which impacts detrimentally upon West's position within the Company without the written consent of West, which consent shall not be unreasonably withheld; and (iii) after a Change of Control (as defined below), any material change in the duties and responsibilities of West which impacts detrimentally upon West's position within the Company without the written consent of West, which consent shall not be unreasonably withheld. In the event of a resignation with Good Reason, the Company will be required to pay severance in accordance with the severance provisions in Section 5.2. . A Change of Control shall mean the acquisition through any number of transactions by any individual or entity (any of which is herein referred to as a "Person"), or any two or more Persons acting as a partnership, syndicate, or other group for the purpose of acquiring or holding securities of the Company, and any other Person(s) controlling, controlled by, or under common control with any such Person(s), of the beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, directly or indirectly, in the aggregate at any point in time of 50% or more of either (i) the then outstanding Company common stock, or (ii) the combined voting power of the then outstanding Company voting securities entitled to vote generally in the election of directors.

            (i)

           (ii)  Without Good Reason. Any resignation by West for any reason other than for Good Reason (as defined above) will be deemed to be a resignation without Good Reason.

        5.2.    Severance.    Upon termination by the Company without Cause, or upon a termination by West for Good Reason, the Company will pay to West, as severance pay ("Severance Pay") the total remaining salary due West for the entire remaining Employment Term. The Severance Pay will be paid to West in equal payments over the shorter of the remaining Employment Term. The Severance Pay specified in this Section 5.2 will be in addition to the payment of any and all unpaid salary and accrued benefits due West through the date of termination. Further in such event, the total remaining options to acquire Option Stock specified in Article IV will be fully vested, and may be exercised by West in accordance with the terms thereof.

ARTICLE VI
NON-SOLICITATION: NON-COMPETITION AGREEMENT

        Subject to the provisions of Section 2.3 hereof during the Employment Term, whether or not employed by the Company, so long as there is no material breach by the Company of this Agreement:

  (i)
  West will not entire or encourage any Company employee or independent contractor to terminate his or her employment or any other contractual relation ship with Company. West will not provide any assistance to any third party with respect to the employment of any Company employee or independent contractor, and West will not directly (or indirectly through any business entity in which he or any member of his family has any ownership interest) hire or otherwise employ or contract with any Company employee or independent contractor.

  (ii)
  West will not perform services of any kind, as an employee, independent contractor or otherwise, to or for any person, firm or corporation engaged in the contract drilling business in any county in the state of Texas in which the Company has conducted drilling operations.

  (iii)
  West will not engage or in any manner, be interested in either directly or indirectly, for himself or for others, as an owner, partner, member, shareholder, officer, director, consultant or otherwise, in any business or entity engaged in the contract drilling business in any county in the state of Texas in which the Company has conducted drilling.

ARTICLE VII
GENERAL PROVISIONS

        7.1.    Entire Agreement.    This Agreement contains the entire agreement of the parties relating to the subject matter hereof and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

        7.2.    Modifications of this Agreement.    No modification of this Agreement will be valid unless made in writing and signed by each of the parties hereto.

        7.3.    Notices.    To be effective, any notice or request required or permitted under this Agreement shall be in writing and given or made personally or by registered or certified mail return receipt requested, postage prepaid, addressed to Company at its then principal place of business, or to West at his address as shown on Company's books and records.

        7.4.    Severability of Clauses.    If any portion of this Agreement is held indefinite, invalid or otherwise legally ineffective, all other portions of this Agreement remain effective and binding and fully enforceable.

        7.5.    Headings.    The headings or subdivisions used in this Agreement are used for convenience only and are not to be used in construing or interpreting this Agreement.

        7.6.    Assignment.    West acknowledges that the services to be rendered by him under this Agreement are unique and personal. Accordingly, West may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

        7.7.    Applicable Law.    This Agreement is made and to be performed in the State of Texas and is to be construed and enforced in accordance with the laws of the State of Texas, excluding conflict of law principals which may refer the subject matter to the laws of another jurisdiction.

        7.8.    Indemnification.    The Company agrees, to the fullest extent permitted by and in accordance with the Texas Business Corporation Act, as amended from time to time, (i) to indemnify West against all judgments, fines, settlements and expenses (including court costs and attorneys' fees) actually incurred by West in connection with any threatened, pending or completed action, suite or proceeding by reason of the fact that he is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, employee benefit plan, other enterprise or entity, and (ii) to advance to West expenses (including court costs and attorneys' fees) incurred by him in connection with any such action, suit or proceeding. The provisions of this Section 7.8 will survive the termination of this Agreement and are in addition to any other provisions of the Company's Articles of Incorporation, Bylaws or indemnification agreements.

        IN WITNESS WHEREOF, this Agreement is executed on December 20, 2001, effective as of the Effective Date.

PIONEER DRILLING COMPANY
By:	/s/ MICHAEL E. LITTLE Michael E. Little, Chairman and CEO
/s/ F. C. WEST F. C. West

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  Exhibit 10.16